Exhibit 5.1
Mayer Brown LLP
71 South Wacker Drive
Chicago, Illinois 60606-4637
Main Tel +1 312 782 0600
Main Fax +1 312 701 7711
www.mayerbrown.com
May 9, 2011
Republic Services, Inc.
18500 North Allied Way
Phoenix, AZ 85054
Ladies and Gentlemen:
     We have acted as counsel for Republic Services, Inc., a Delaware corporation (the “Company”), in connection with the offer and sale of $700,000,000 aggregate principal amount of its 3.800% notes due May 15, 2018 (the “2018 Notes”), $550,000,000 aggregate principal amount of its 4.750% notes due May 15, 2023 (the “2023 Notes”) and $600,000,000 aggregate principal amount of its 5.700% notes due May 15, 2041 (the “2041 Notes” and, together with the 2018 Notes and the 2023 Notes, the “Notes”) as set forth in the Prospectus Supplement, dated May 2, 2011 (the “Prospectus Supplement”), as filed with the Securities and Exchange Commission pursuant to Rule 424(b)(2) under the Securities Act of 1933, as amended (the “Securities Act”). The Notes will be guaranteed, jointly and severally (the “Guarantees”), by each of the Company’s subsidiaries that is a party to the supplemental indentures referred to below (the “Guarantors”).
     The Notes and Guarantees will be issued under an Indenture, dated September 8, 2009, between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as supplemented by (i) a Second Supplemental Indenture among the Company, the Guarantors and the Trustee relating to the 2018 Notes to be dated May 9, 2011, (ii) a Third Supplemental Indenture among the Company, the Guarantors and the Trustee relating to the 2023 Notes to be dated May 9, 2011 and (iii) a Fourth Supplemental Indenture among the Company, the Guarantors and the Trustee relating to the 2041 Notes to be dated May 9, 2011.
     In connection with our opinion, we have examined: (a) the Prospectus Supplement; (b) the Company’s Certificate of Incorporation and By-Laws, each as amended to date; (c) the Indenture; (d) the form of the Notes; and (e) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.
     In our examination of the above referenced documents, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. Also, we have relied as to certain factual matters on information obtained from public officials, officers of the Company and Guarantors and other sources believed by us to be responsible.
Mayer Brown LLP operates in combination with our associated English limited liability partnership and Hong Kong partnership (and its associated entities in Asia) and is associated with Tauil & Chequer Advogados, a Brazilian law partnership.

Mayer Brown llp
Republic Services, Inc.
May 9, 2011

     Based upon and subject to the foregoing and the matters set forth herein, assuming that the Indenture has been duly authorized, executed and delivered by, and represents the valid and binding obligation of, the Trustee, we are of the opinion that:
     1. Upon the due execution, authentication, issuance and delivery of the Notes, and the receipt of the consideration therefor set forth in the Prospectus Supplement, the Notes will be valid and binding obligations of the Company entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms; except as enforcement thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other comparable laws affecting the enforcement of creditors’ rights generally or the application of equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).
     2.  Upon the due execution, authentication, issuance and delivery of the Notes, and the receipt of the consideration therefor set forth in the Prospectus Supplement, the Guarantees will be the valid and binding obligations of the Guarantors entitled to the benefits of the Indenture and enforceable against the Guarantors in accordance with their terms; except as enforcement thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other comparable laws affecting the enforcement of creditors’ rights generally or the application of equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).
     We express no opinion concerning the contents of the Prospectus Supplement, other than as to the validity of the Notes and the Guarantees. We express no opinion as to the applicability of, compliance with or effect of, the law of any jurisdiction other than United States Federal law, the laws of the States of Illinois, New York, California, North Carolina and Texas and the General Corporation Law of the State of Delaware, and have assumed the due authorization of the Guarantees by each of those Guarantors organized in a jurisdiction other than the foregoing.
     We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement, and to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K. In giving this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,
/s/ Mayer Brown LLP
Mayer Brown LLP